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                                                                      EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Gemstar International Group Limited:

   We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-05304, 333-06886, 333-77391, 333-31074 and 333-31170) of
Gemstar International Group Limited of our report dated May 31, 2000, with respect to the consolidated balance sheets of Gemstar International Group Limited and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended March 31, 2000, which report is included in Gemstar International Group Limited's Annual Report on Form 10-K for the year ended March 31, 2000.

/s/ KPMG LLP

Los Angeles, California
June 29, 2000